                                                                    EXHIBIT 23.5



                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Cnet Networks Inc. of our report on the consolidated financial statements of Ziff Davis Inc. dated March 28, 2000 except as it relates to notes 1, 21 and 22 which are as of April 13, 2000 and our report on the combined financial statements of ZDNet (a division of Ziff Davis, Inc.) dated March 28, 2000 except as it relates to note 16 which is as of April 13, 2000 appearing in Ziff Davis Inc's Annual Report on Form 10-K for the year ended December 31, 1999. We also consent to the reference to us under the heading "Experts" and "Selected Historical Financial Data" in such Registration Statement.



/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP
September 6, 2000
New York, NY